Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK 10036-6522 ——	FIRM/AFFILIATE OFFICES ——
TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com	BOSTON HOUSTON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO WASHINGTON, D.C. WILMINGTON ——
September 28, 2010	BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MOSCOW MUNICH PARIS SÃO PAULO SHANGHAI SINGAPORE SYDNEY

American Capital Agency Corp.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

Re:	American Capital Agency Corp. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to American Capital Agency Corp., a Delaware corporation (the “Company”), and American Capital Agency Management, LLC, a Delaware limited liability company (the “Manager”), in connection with the offering of 11,500,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), through underwriters (the “Underwriters”) named in an underwriting agreement to be entered into on the date hereof by and among the Company, the Manager and the Underwriters (the “Underwriting Agreement”), and the sale of up to 1,725,000 shares of Common Stock (the “Option Shares”) by the Company to the Underwriters pursuant to an over-allotment option contained in the Underwriting Agreement. The Firm Shares and the Option Shares are collectively referred to herein as the “Total Shares.” Of the 13,225,000 Total Shares, 192,549 shares of Common Stock (the “Underwriter Shares”) will be sold pursuant to the registration statement (the “462(b) Registration Statement”) to which this opinion pertains. The 462(b) Registration Statement also pertains to an additional number of shares of Common Stock aggregating, together with the shares to be sold pursuant to the Underwriting Agreement, to $67,768,750 aggregate offering price (together the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933 (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement of the Company on Form S-3 (No. 333-159650), originally filed by with the Securities and Exchange Commission (the “Commission”) on June 1, 2009, as modified by Amendments Nos. 1 through 3 thereto filed with the Commission on June 29, 2009, July 8, 2009 and July 9, 2009, respectively, and declared effective by the Commission on July 13, 2009; (ii) the form of the Underwriting Agreement; (iii) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware (the “Certificate of Incorporation”); (iv) the Amended and Restated By-laws of the Company (the “By-laws”); and (v) certain resolutions of the Board of Directors of the Company relating to the registration and offering of the Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

American Capital Agency Corp.

September 28, 2010

Page - 2 -

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than Delaware corporate law, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (a) the Underwritten Shares have been duly authorized and, when the Underwritten Shares are delivered to the Underwriters in book-entry form upon payment of the consideration to be agreed upon therefor in the Underwriting Agreement, the Underwritten Shares will have been duly authorized and validly issued, and will be fully paid and non-assessable and (b) with respect to the Shares other than the Underwritten Shares, when (i) an appropriate prospectus supplement with respect to such Shares has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder, (ii) if such Shares are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to such Shares has been duly authorized, executed and delivered by the Company and the other parties thereto, (iii) the Board of Directors of the Company, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of such Shares, the consideration to be received therefor and related matters, (iv) the terms of the issuance and sale of such Shares have been duly established in conformity with the Certificate of Incorporation and the By-Laws so as not to violate any applicable law, the Certificate of Incorporation or the By-Laws or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (v) such Shares are delivered upon payment of the agreed upon consideration therefor, then such Shares, when issued and sold in accordance with the applicable underwriting agreement with respect to such Shares or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be duly authorized, legally issued, fully paid and non-assessable, provided that the consideration therefor is not less than the par value thereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the 462(b) Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP